NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED WARRANTS The New York Stock Exchange ("NYSE" or the "Exchange") hereby notifies the Securities and Exchange Commission (the "Commission") of its intention to remove the entire class of warrants, each exercisable for one Class A ordinary share of common stock (the "Warrants") of Babylon Holdings Limited (the "Company") from listing and registration on the Exchange on July 8, 2022, pursuant to the provisions of Rule 12d2-2(b) because, in the opinion of the Exchange, the Warrants are no longer suitable for continued listing and trading on the NYSE. The Exchange reached its decision that the Company's Warrants are no longer suitable for listing pursuant to Listed Company Manual Section 802.01D, since the Warrants no longer meet the minimum distribution criteria after considering the preliminary results of the Company's tender offer for the Warrants, as disclosed in the Company's press release dated June 21, 2022. On June 21, 2022, the Exchange determined that the Warrants of the Company should be suspended from trading and directed the preparation and filing with the Commission of this application for the removal of the Warrants from listing and registration on the NYSE. The Company was notified by phone and letter on June 21, 2022. Pursuant to the above authorization, a press release regarding the proposed delisting was issued and posted on the Exchange's website on June 21, 2022. Trading in the Warrants was suspended immediately on June 21, 2022. The Company had a right to appeal to a Committee of the Board of Directors of the Exchange (the "Committee") the determination to delist the Warrants, provided it filed a written request for such a review with the Secretary of the Exchange within ten business days of receiving notice of the delisting determination. On June 22, 2022, the Company confirmed that it will not exercise that right. Consequently, all conditions precedent under SEC Rule 12d2-2(b) to the filing of this application have been satisfied.